UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2024

ENSTAR GROUP LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

A.S. Cooper Building, 4th Floor, 26 Reid Street Hamilton, Bermuda	HM 11
(Address of principal executive offices)	(Zip Code)

(441) 292-3645

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Ordinary shares, par value $1.00 per share	ESGR	The NASDAQ Stock Market LLC
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Share, Series D, Par Value $1.00 Per Share	ESGRP	The NASDAQ Stock Market LLC
Depositary Shares, Each Representing a 1/1,000th Interest in a 7.00% Perpetual Non-Cumulative Preferred Share, Series E, Par Value $1.00 Per Share	ESGRO	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On July 29, 2024, Enstar Group Limited, an exempted company limited by shares existing under the laws of Bermuda (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Deer Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of the Company (“New Company Holdco”), Deer Merger Sub Ltd., an exempted company limited by shares existing under the laws of Bermuda and a direct wholly owned Subsidiary of New Company Holdco (“Company Merger Sub”), Elk Bidco Limited, an exempted company limited by shares existing under the laws of Bermuda (“Parent”), and Elk Merger Sub Limited, an exempted company limited by shares existing under the laws of Bermuda and a direct wholly-owned Subsidiary of Parent (“Parent Merger Sub”). Parent and Merger Sub are backed by equity commitments from investment vehicles managed or advised by affiliates of Sixth Street Partners, LLC. Pursuant to the Merger Agreement, the Company, New Company Holdco, Company Merger Sub, Parent and Parent Merger Sub will effect a series of mergers (collectively, the “Mergers”), with the Company surviving such mergers as a wholly owned subsidiary of Parent (the “Third Surviving Company”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

The board of directors of the Company (the “Company Board”) has unanimously (i) determined in accordance with the Bermuda Companies Act that (A) the Total Cash Consideration to be received by the holders of the ordinary shares of the Company (each, an “Ordinary Share”) in the Mergers constitutes fair value for each Ordinary Share, (B) the preferred shares of the Third Surviving Company to be received by the holders of the Series C Preferred Shares, Series D Preferred Shares and Series E Preferred Shares as described in the Merger Agreement in the Mergers constitute fair value for each Series C Preferred Share, Series D Preferred Share and Series E Preferred Share (together with the Series C Preferred Shares and the Series D Preferred Shares, the “Preferred Shares”), as applicable, and (C) the Mergers, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company, (ii) approved the Mergers, the Merger Agreement and the other ancillary agreements, (iii) approved the amendments to the Company’s bye-laws as set forth in the Merger Agreement and (iv) resolved, subject to the terms and conditions of the Merger Agreement, to recommend approval of the transactions contemplated by the Merger Agreement and the ancillary agreements to the Merger Agreement, including the Mergers, the Merger Agreement, the statutory merger agreements and the amendments to the Company’s bye-laws to holders of the Company’s Ordinary Shares and Preferred Shares (together, the “Shares” and such recommendation, the “Board Recommendation”).

The Merger Agreement

Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company shall merge with and into Company Merger Sub (the “First Merger”), with the Company surviving the merger as a direct wholly-owned subsidiary of New Company Holdco (the “First Surviving Company”). Upon the effective time of the First Merger (the “First Effective Time”), (i) each Ordinary Share that is issued and outstanding as of immediately prior to the First Effective Time (other than (W) Ordinary Shares owned by Parent, Parent Merger Sub, the Company or their respective wholly-owned Subsidiaries, (w) any Reinvesting Shares (as defined below), (x) any Ordinary Shares subject to the Company’s equity awards (other than Company Restricted Shares), (y) any Ordinary Shares that are Dissenting Shares and (z) to the extent the First Effective Time occurs prior to the JSOP Exchange Date, any Ordinary Shares held subject to the JSOP at such time), shall be converted into (A) the right to receive an amount in cash equal to (I) $500 million (the “Aggregate First Merger Amount”) divided by (II) the number of Ordinary Shares, on a fully diluted basis minus the number of Reinvesting Shares, without interest and less any amounts required to be deducted or withheld or as may be reduced as required by applicable law or any governmental entity (the “First Merger Cash Consideration”) and (B) the number of ordinary shares, par value $1.00 per share, of New Company Holdco (the “New Ordinary Share”) equal to the quotient (the “First Merger Ratio”) of (x) $338 minus the First Merger Cash Consideration divided by (y) $338 (together with the First Merger Cash Consideration, the “First Merger Consideration”). Upon the First Effective Time, each Reinvesting Share issued and outstanding immediately prior to the First Effective Time shall be converted into a New Ordinary Share. The Aggregate First Merger Amount will be funded from the Company balance sheet.

As soon as practicable following the First Effective Time, New Company Holdco shall merger with and into the First Surviving Company (the “Second Merger”), with the First Surviving Company surviving the merger (the “Second Surviving Company”). Upon the effective time of the Second Merger (the “Second Effective Time”), each New Ordinary Share issued and outstanding immediately prior to the Second Effective Time (other than (v) New Ordinary Shares owned by Parent, Parent Merger Sub, the First Surviving Company or their respective wholly-owned Subsidiaries, (w) any New Ordinary Shares subject to the Company’s equity awards, and (y) to the extent the Second Effective Time occurs prior to the JSOP Vesting Date, any New Ordinary Shares held subject to the JSOP at such time), shall be converted into an ordinary share, par value $1.00 per share, of the Second Surviving Company (a “Second Surviving Company Ordinary Share”). Upon the First Effective Time, each First Surviving Company Reinvesting Share issued and outstanding immediately prior to the Second Effective Time owned by the Reinvesting Shareholders shall be converted into a Second Surviving Company Ordinary Share.

As soon as practicable following the Second Effective Time, Parent Merger Sub shall merge with and into the Second Surviving Company (the “Third Merger”), with the Second Surviving Company surviving as the Third Surviving Company. Upon the effective time of the Third Merger (the “Third Effective Time”), each Second Surviving Company Ordinary Share issued and outstanding immediately prior to the Third Effective Time (other than (v) the Second Surviving Company Ordinary Shares owned by Parent, Parent Merger Sub or the Second Surviving Company or their respective wholly-owned Subsidiaries, (x) any Second Surviving Company Ordinary Shares subject to the Company’s equity awards, (y) any Second Surviving Company Ordinary Shares that are Dissenting Shares and (z) to the extent the Third Effective Time occurs prior to the JSOP Vesting Date, any Second Surviving Company Ordinary Shares held subject to the JSOP at such time) shall be converted into the right to receive an amount in cash equal to (A)(I)(i) $338 multiplied by the aggregate number of Second Surviving Company Ordinary Shares that are not the Second Surviving Company Ordinary Shares held by holders of the Reinvesting Shares, on a fully diluted basis, as of immediately prior to the Third Effective Time, minus (ii) Aggregate First Merger Amount divided by (B) the aggregate number of Second Surviving Company Ordinary Shares that are not the Second Surviving Company Ordinary Shares held by holders of Reinvesting Shares, on a fully diluted basis, plus (y) the aggregate cash consideration actually paid in respect of the First Merger, divided by (B) the aggregate number of Second Surviving Company Ordinary Shares that are not the Second Surviving Company Reinvesting Shares, on a fully diluted basis plus (z) if applicable, any amount set forth in the True-Up Notice (on a per share basis based on the amount of Second Surviving Company Ordinary Shares entitled thereto), in each case, without interest and less any amounts required to be deducted or withheld (the “Third Merger Cash Consideration” and together with the First Merger Cash Consideration, the “Total Cash Consideration”). Upon the Third Effective Time, each Second Surviving Company Ordinary Share held by holders of the Reinvesting Shares shall, at the election of Parent, either receive the Total Cash Consideration or be canceled and cease to exist.

Upon the First Effective Time, each Preferred Share issued and outstanding immediately prior to the First Effective Time shall automatically be converted into a preferred share of New Company Holdco and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares, as applicable. Upon the Second Effective Time, each such preferred share of New Company Holdco issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into a preferred share of the Second Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares, as applicable. Upon the Third Effective Time, each such preferred shares issued and outstanding immediately prior to the Third Effective Time shall automatically be converted into a preferred share of the Third Surviving Company and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the certificate of designations applicable to the Series C Preferred Shares, Series D Preferred Shares or Series E Preferred Shares, as applicable.

If the Merger is consummated, the Ordinary Shares, the Series D Preferred Shares and the Series E Preferred Shares will be delisted from The NASDAQ Stock Market LLC (“NASDAQ”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as promptly as practicable after the Third Effective Time.

In addition, the Merger Agreement provides for the following treatment of the Company’s equity awards:

•	Company Restricted Share: At the First Effective Time, each awarded Ordinary Share subject solely to service-based vesting requirements (each, a “Company Restricted Share”), whether vested or unvested, shall be deemed to be fully vested and non-forfeitable and shall be converted into the right to receive the First Merger Consideration.

•	Company RSU: At the First Effective Time, each restricted share unit award in respect of Ordinary Shares subject solely to service-based vesting requirements (each, a “Company RSU Award”), shall automatically be deemed to pertain to a restricted share unit award in respect of a number of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company RSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions. At the Second Effective Time, each such Company RSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions. At the Third Effective Time, each such Company RSU Award whether vested or unvested, shall be deemed to be fully vested and non-forfeitable and shall be canceled and converted into the right to receive a cash payment equal to (A) the Third Merger Cash Consideration, multiplied by (B) the total number of Second Surviving Company Ordinary Shares subject to such Company RSU Award immediately prior to the Third Effective Time, plus (C) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to such Company RSU Award as of immediately prior to the First Effective Time.

•	Earned Company PSUs: At the First Effective Time, each restricted share unit award in respect of Ordinary Shares subject to performance-based vesting requirements (each, a “Company PSU Award”) with respect to which the applicable performance period has been completed shall automatically be deemed to pertain to a restricted share unit award in respect of a number of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company PSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions. At the Second Effective Time, each such Company PSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions. At the Third Effective Time, each Company PSU Award shall be canceled and converted into the right to receive a cash payment equal to (A) the Third Merger Cash Consideration, multiplied by (B) the total number of Second Surviving Company Ordinary Shares subject to such Company PSU Award, plus (C) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to such Company PSU Award immediately prior to the First Effective Time.

•	Unearned Company PSUs: At the First Effective Time, each Company PSU Award with respect to which the applicable performance period has not been completed (other than any Special Company PSU Award) shall automatically be deemed to pertain to a restricted share unit award in respect of a number of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company PSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions. At the Second Effective Time, each such Company PSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions. At the Third Effective Time, a portion of each such Company PSU Award shall vest at actual performance on a prorated basis, based on the portion of the performance period lapsed through the Third Effective Time, and shall be canceled and converted into the right to receive a cash payment equal to (A) the Third Merger Cash Consideration, multiplied by (B) the vested portion of such Company PSU Award, plus (C) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to the vested portion of such Company PSU Award immediately prior to the First Effective Time, and the remaining unvested portion of such Company PSU Award shall be canceled and forfeited.

•	Special Company PSU Award: At the First Effective Time, each Special Company PSU Award with respect to which applicable performance period has not been completed shall automatically be deemed to pertain to a restricted share unit award in respect of a number of New Ordinary Shares equal to (1) the number of Ordinary Shares subject to such Company PSU Award multiplied by (2) the First Merger Ratio and otherwise subject to the same terms and conditions. At the Second Effective Time, each such Special Company PSU Award shall automatically be deemed to pertain to a restricted share unit award in respect of Second Surviving Company Ordinary Shares subject to the same terms and conditions. At the Third Effective Time, each Special Company PSU Award shall fully vest at the greater of (x) target performance and (y) actual performance through a truncated performance period ending immediately prior to the Third Effective Time, and shall be canceled and converted into the right to receive a cash payment equal to (A) the Third Merger Cash Consideration, multiplied by (B) the vested portion of such Special Company PSU Award, plus (C) an amount equal to the First Merger Cash Consideration multiplied by the total number of Ordinary Shares subject to the vested portion of such Special Company PSU Award immediately prior to the Effective Time, and any remaining unvested portion of such Special Company PSU Award shall terminate without consideration.

•	The treatment of the JSOP will depend on whether the First Effective Time occurs on or before January 20, 2025 (the “JSOP Vesting Date”) or after the JSOP Vesting Date:

o	If the Effective Time occurs on or before the JSOP Vesting Date, or, if later, before the date on which the interests are exchanged under Clause 8 of the JSOP (the “JSOP Exchange Date”) at the First Effective Time, then at the Third Effective Time, the Shares (as defined in the JSOP) shall be canceled and cease to exist and shall be converted into the aggregate right for (I) Volume Five Limited (i.e., the holder of the JSOP and affiliate of Mr. Silvester) to receive a cash payment in an amount equal to (x) the Total Cash Consideration minus $205.89, multiplied by (y) the total number of Ordinary Shares held subject to the JSOP and (II) the Trustee to receive a cash payment in an amount equal to the amount paid by the Trustee to subscribe for the Ordinary Shares comprised in the Trust Interest (as defined in the JSOP); and

o	If the First Effective Time occurs after the JSOP Vesting Date and the interest held by Volume Five Limited vested on the JSOP Vesting Date, then, at the Third Effective Time, the Third Surviving Company shall make a cash payment to Dominic F. Silvester in an amount equal to (A) (x) the total number of Ordinary Shares that would have been delivered in respect of the portion of the interest held by Volume Five Limited under the JSOP that vested on the JSOP Vesting Date if the relevant share price under the JSOP had been equal to the Total Cash Consideration minus the total number of Ordinary Shares actually delivered in respect of the JSOP on or after the JSOP Vesting Date, multiplied by (y) the Total Cash Consideration, minus (B) any deduction, withholding or other amount required to be accounted to any tax authority with respect to income tax, employee social security or similar amounts by the Company or any subsidiary of the Company in connection with such payment.

The consummation of the Merger is subject to certain conditions, including: (i) the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the Shares that are present at the Company’s shareholders meeting, if the Company’s bye-law amendment is approved, or by the affirmative vote of holders of a majority of the three-fourths of the Shares that are present at the Company’s shareholder meeting, if the Company’s bye-law amendment is not approved (the “Company Shareholder Approval”); (ii) the approval of the Bermuda Monetary Authority pursuant to the Bermuda Exchange Control Act 1972, the expiration, termination or receipt of any approval or clearances applicable to the consummation of the Merger under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), the approval of the Bermuda Monetary Authority pursuant to the Insurance Act 1978 and other additional approvals of certain other insurance regulatory bodies and the receipt of certain additional clearances or approvals of certain other governmental bodies; (iii) the absence of any order restraining, enjoining or otherwise preventing the consummation of the Mergers or any applicable law that prohibits or makes illegal the consummation of the Mergers; (iv) subject to certain qualifications, the accuracy of representations and warranties of the Company, Parent and Merger Sub, as applicable, under the Merger Agreement and the performance in all material respects by the Company, Parent and Merger Sub, as applicable, of their obligations under the Merger Agreement; (v) that no Specified Debt Event of Default (as defined below) has occurred and is continuing and (vi) the absence of any Company Material Adverse Effect.

The Merger Agreement also contains customary representations, warranties and covenants of the Company, Parent and Merger Sub. Among other things, the Company has agreed, subject to certain exceptions, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Third Effective Time, to use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice in all material respect and not to take certain actions prior to the Effective Time without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company has also agreed that unless otherwise prohibited by law or any governmental entity, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the time immediately prior to the First Effective Time, the Company shall (i) use commercially reasonable efforts to cause the Company to hold an amount in cash or liquid securities equal to the Aggregate First Merger Amount, (ii) use commercially reasonable efforts to reserve such cash solely for the purpose of paying the full amount of the Aggregate First Merger Amount as consideration in the First Merger and (iii) not, and cause its Subsidiaries not to, take any action or omit to take any action for the purpose or knowingly with the effect of adversely affecting the ability of the Company to pay the First Merger Cash Consideration.

In addition, the Company has agreed to customary “go-shop” and “no-shop” provisions. From the execution of the Merger Agreement until 11:59 p.m. Eastern Time, on the date that is thirty-five (35) days after the date of the Merger Agreement (the “No-Shop Start Date”), the Company and its affiliates and its and their respective representatives have the right to: (i) solicit, initiate, propose, knowingly encourage, knowingly facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person any non-public information relating to the Company or its subsidiaries with the intent to induce the making, submission or announcement of an Acquisition Proposal, and (iii) participate or engage in discussions or negotiations with any such Person with respect to an Acquisition Proposal.

From the No-Shop Start Date until the earlier to occur of the termination of the Merger Agreement and the Third Effective Time, the Company will be subject to customary “no-shop” restrictions on the Company’s ability to solicit any Acquisition Proposal, to enter into any Alternative Acquisition Agreement, and to participate in discussions or negotiations with or provide non-public information to any person relating to any Acquisition Proposal. Notwithstanding the limitations applicable under the “no-shop” restrictions, if, after the No-Shop Start Date and prior to the date on which the Company Shareholder Approval is obtained, the Company receives an Acquisition Proposal that did not result from a material breach of the Company’s obligations under the “no-shop” restrictions and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to engage in negotiations or discussions with such person would be inconsistent with its fiduciary duties pursuant to applicable law, the Company may participate in discussions and negotiations with such person, subject to certain notice rights and match rights in favor of Parent.

The Merger Agreement contains certain customary termination rights for the Company and Parent, including as follows: (i) Parent and the Company may agree to terminate the Merger Agreement by mutual written consent, (ii) either the Company or Parent may terminate the Merger Agreement if (A) the Third Merger has not occurred by July 29, 2025 (subject to an automatic extension under certain circumstances, including until January 29, 2026 for the purpose of obtaining certain regulatory approvals) (the “Outside Date”), (B) the Company Shareholder Approval is not obtained, (C) any governmental entity has issued an injunction or other order that has become final and non-appealable restraining, enjoining or otherwise preventing the consummation of the Mergers, or has enacted, issued or deemed applicable any law prohibiting or making illegal the consummation of the Mergers or (D) the other party breaches any representation, warranty or covenant that results in the failure of the related closing condition to be satisfied, subject to a cure period in certain circumstances. In addition, the Merger Agreement may be terminated by the Company (A) prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal, (B) if all of the closing conditions to the First Closing have been and continue to be satisfied or have been waived (other than those conditions that by their nature only can be satisfied at the closing of the First Merger), and Parent or Parent Merger Sub, in violation of the terms of the Merger Agreement, fails to consummate the First Merger in accordance with the terms thereof, and the Company has provided irrevocable written notice to Parent following the date on which the consummation of the First Merger is required to occur that all closing conditions have been satisfied or waived and the Company is prepared, willing and able to consummate the Merger but Parent or Merger Sub fail to consummate the Merger in accordance with the Merger Agreement within ten (10) business days after delivery of such notice (a “Financing Failure”), or (C) if prior to the First Closing, the Company reasonably determines in good faith that it is reasonably likely that the Aggregate First Merger Amount will not equal $500 million, unless, following notice thereof, Parent elects by notice to the Company (a “True-Up Notice”) to increase the aggregate Third Merger Cash Consideration by an amount equal to the difference between the Aggregate First Merger Amount and the aggregate amount that would be paid in the First Merger without any such increase, as reasonably determined in good faith by the Company. The Merger Agreement may also be terminated by Parent if, (x) prior to the receipt of the Company Shareholder Approval, the Company Board changes the Board Recommendation or (y) there shall have occurred a Specified Debt Event of Default that is either incapable of being cured or has not been cured by the Outside Date (a “Specified Debt Event of Default”).

Upon termination of the Merger Agreement in accordance with its terms, under certain circumstances, the Company will be required to pay Parent a termination fee in an amount equal to $145 million (which may be reduced to $102 million in certain circumstances if such termination occurs prior to the No-Shop Start Date), including if the Merger Agreement is terminated due to (i) the Company accepting a Superior Proposal or (ii) the Board changing the Board Recommendation. This termination fee will also be payable by the Company if the Merger Agreement is terminated under certain circumstances and prior to such termination, a proposal to acquire more than 50% of the Company’s stock or assets is made or publicly announced and the Company enters into a definitive agreement for, or completes, any transaction involving the acquisition of more than 50% of its stock or assets within twelve (12) months of such termination. The Merger Agreement also provides that Parent will be required to pay the Company (a) a reverse termination fee of $265 million if (x) the Merger Agreement is terminated due to a Parent Terminable Breach or (y) if the Merger is not consummated due to a Financing Failure and (b) reverse termination fee of $96.5 million if the Merger Agreement is terminated due to a Specified Debt Event of Default.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. It is not intended to provide any factual information about the Company, Parent or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specified dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by the Company’s shareholders, but rather as a way of allocating the risk between the parties in the event that statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s shareholders. The Company’s shareholders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to the Company’s shareholders’ right to receive the Merger Consideration pursuant to the Merger Agreement and the right of the Company on behalf of its shareholders to pursue damages for any willful and material breach by Parent of the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures.

Financing Commitments

Parent obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the Total Cash Consideration and all related fees and expenses of Parent and Merger Sub (including in connection with the Debt Financing described below and giving effect to the reinvestment of certain existing shareholders in the Parent as described under “Support and Reinvestment Agreements” below).

Certain investment vehicles managed or advised by affiliates of Sixth Street Partners, LLC have committed, pursuant to the equity commitment letter dated July 29, 2024 (the “Equity Commitment Letter”), to capitalize Parent, at or immediately prior to the closing of the Merger, with an aggregate equity contribution in an amount of $3,512,000,000 on the terms and subject to the conditions set forth in the Equity Commitment Letter. Such investment vehicles have also provided limited guarantees in favor of the Company, pursuant to the limited guarantee dated as of July 29, 2024 (the “Limited Guarantee”), to guarantee, subject to certain limitations set forth in the Limited Guarantee, the payment of each such guarantor’s pro rata share of the obligation of Parent to pay the Parent reverse termination fee, certain indemnification obligations of Parent and Merger Sub and, subject to a cap, the reasonable out-of-pocket fees, cost and expenses incurred by the Company in connection with any suit contemplated by, and solely to the extent reimbursable under the Merger Agreement and the Limited Guarantee.

Barclays Bank PLC (the “Lender”) has committed to provide debt financing (the “Debt Financing”) in connection with the Mergers consisting of (i) a senior secured term loan facility in an aggregate principal amount of up to $950,000,000 and (ii) a senior secured backstop revolving credit facility in an aggregate principal amount of up to $2,200,000,000, in each case, on the terms and subject to the conditions set forth in a commitment letter, dated July 29, 2024 (the “Debt Commitment Letter”). The obligations of the Lender to provide the Debt Financing under the Debt Commitment Letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of certain representations and warranties, consummation of the Mergers and contribution of equity contemplated by the Equity Commitment Letter and the Preferred Equity Commitment Letter.

Stone Point Credit Adviser LLC has committed, pursuant to the preferred equity commitment letter dated July 29, 2024 (the “Preferred Equity Commitment Letter”), to purchase, at or immediately prior to the closing of the Mergers, preferred equity interests in a parent entity of Parent with an aggregate liquidation preference of $175,000,000, on the terms and subject to the conditions set forth in the Preferred Equity Commitment Letter. The obligations of Stone Point Credit Adviser LLC to purchase the preferred equity interests under the Preferred Equity Commitment Letter are subject to a number of conditions, including the receipt of executed preferred equity documentation, accuracy of certain representations and warranties, consummation of the Mergers and contribution of equity contemplated by the Equity Commitment Letter.

Rollover and Support Agreements

In connection with entering into the Merger Agreement, on July 29, 2024, Parent and certain of its affiliates entered into support and reinvestment agreements with Dominic F. Silvester, Chief Executive Officer of the Company (the “CEO”), and Frazer Holdings LP, J. Christopher Flowers, John J. Oros 1998 Family Trust, Hyman 2018 Family Trust, David Walsh and Steven D. Arnold (collectively, “JCF”). Under the support and reinvestment agreements, the applicable shareholders have agreed to vote or execute consents with respect to the number of Ordinary Shares beneficially owned by such shareholder set forth in such shareholder’s support and reinvestment agreement (such shares, the “Reinvesting Shares”) in favor of the Merger, subject to certain terms and conditions contained therein. In addition, the applicable shareholders have agreed to rollover or otherwise reinvest their Shares into a non-voting ownership interest in a parent company of Parent.

Item 2.02 Results of Operations and Financial Condition.

On July 29, 2024, the Company issued a press release announcing its results for the quarter ended June 30, 2024, a copy of which is furnished with this report as Exhibit 99.1 and incorporated herein by reference.

In addition, a copy of the Company’s Investor Financial Supplement for the quarter ended June 30, 2024 is attached as Exhibit 99.2 (the “Investor Financial Supplement”). This Investor Financial Supplement includes the Company’s financial results, operating data and other information.

The information presented in Item 2.02 of this Current Report on Form 8-K and Exhibits 99.1 and 99.2 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 29, 2024, the Company announced that Orla M. Gregory, President and a member of the Company Board, will leave the Company on December 31, 2024. Ms. Gregory’s anticipated departure is not as a result of any disagreement with the Company. Ms. Gregory will continue to serve in her current role until the earlier of (a) December 31, 2024 and (b) the day immediately prior to the Third Effective Time, unless terminated earlier by either party (the “Employment End Date”).

In connection with the foregoing, on July 29, 2024, the Company and Ms. Gregory entered into a Transition Agreement (the “Transition Agreement”). The Transition Agreement provides that, subject to an execution of a general release of claims, Ms. Gregory will (i) continue to receive her base salary at her current annual rate of $1,400,000 through the Employment End Date (or December 31, 2024, if the Third Effective Time occurs prior to that date), (ii) be eligible to receive an annual bonus for the Company’s fiscal year 2024 in an amount determined by the Human Resources and Compensation Committee of the Board, (iii) receive continued participation in the Bermuda employee benefit programs that she currently receives through the Employment End Date (or December 31, 2024, if the Third Effective Time occurs prior to that date), (iv) a payment in an amount equal to $17,000,000 in respect of her unvested Restricted Stock Units and unvested Performance Stock Units and (v) medical and dental coverage on same or equivalent terms as the Company provides to active employees in Bermuda or comparable private insurance without a termination date. Ms. Gregory will be subject to noncompetition and nonsolicitation covenants, in each case, for six months post-termination of employment and confidentiality covenants indefinitely. In the event that Ms. Gregory is terminated by the Company without cause, or due to death or disability, prior to December 31, 2024, she will receive the amounts set forth in clauses (i) through (v) above, except that if she is terminated by reason of death or disability, the amounts set forth in clauses (i) and (ii) would be prorated based on her days of employment during 2024.

The foregoing summary of the material terms of the Agreement is subject to the full and complete terms of the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On July 29, 2024, the Company issued a press release, a copy of which is furnished herewith as Exhibit 99.3, announcing the Company’s entry into the Merger Agreement and related matters.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.3 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those related to the satisfaction of any post-closing regulatory requirements.

Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the completion of the proposed transaction on the anticipated terms and timing, (ii) the satisfaction of other conditions to the completion of the proposed transaction, including obtaining required shareholder and regulatory approvals; (iii) the risk that the Company’s stock price may fluctuate during the pendency of the proposed transaction and may decline if the proposed transaction is not completed; (iv) potential litigation relating to the proposed transaction that could be instituted against the Company or its directors, managers or officers, including the effects of any outcomes related thereto; (v) the risk that disruptions from the proposed transaction (including the ability of certain customers to terminate or amend contracts upon a change of control) will harm the Company’s business, including current plans and operations, including during the pendency of the proposed transaction; (vi) the ability of the Company to retain and hire key personnel; (vii) the diversion of management’s time and attention from ordinary course business operations to completion of the proposed transaction and integration matters; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) legislative, regulatory and economic developments; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or global pandemics, as well as management’s response to any of the aforementioned factors; (xiii) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) unexpected costs, liabilities or delays associated with the transaction; (xv) the response of competitors to the transaction; (xvi) the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction, including in circumstances requiring the Company to pay a termination fee; (xvii) those risks and uncertainties set forth under the headings “Forward Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC from time to time, which are available via the SEC’s website at www.sec.gov; and (xviii) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below.

These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed transaction. There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, or to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company.

Important Information for Investors and Shareholders

This communication is being made in connection with the proposed transaction involving the Company, New Company Holdco, Company Merger Sub, Parent and Parent Merger Sub. In connection with the proposed transaction, the Company plans to file with the Securities and Exchange Commission (the “SEC”) relevant materials, including a proxy statement on Schedule 14A. The definitive proxy statement (if and when available) will be mailed to shareholders of the Company. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.

Shareholders will be able to obtain, free of charge, copies of such documents filed by the Company when filed with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov). In addition, the Company’s shareholders will be able to obtain, free of charge, copies of such documents filed by the Company on the Company’s website (https://investor.enstargroup.com/). Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to Investor Relations at A.S. Cooper Building, 4th Floor, 26 Reid Street Hamilton, Bermuda.

Participants in Solicitation

The Company, its respective directors and certain of its executive officers may be deemed to be “participants” (as defined under Section 14(a) of the Exchange Act) in the solicitation of proxies from shareholders of the Company with respect to the potential transaction. Information about the identity of the Company’s directors is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 26, 2024 (the “2024 Proxy”) (and available here). Information about the compensation of the Company’s directors is set forth in the section entitled “Director Compensation” starting on page 39 of the 2024 Proxy (and available here) and information about the compensation of the Company’s executive officers is set forth in the section entitled “Executive Compensation” staring on page 43 of the 2024 Proxy (and available here). Transactions with related persons (as defined in Item 404 of Regulation S-K promulgated under the Securities Act) are disclosed in the section entitled “Certain Relations and Related Party Transactions” starting on page 101 of the 2024 Proxy (and available here). Information about the beneficial ownership of the Company securities by the Company’s directors and named executive officers is set forth in the section entitled “Beneficial Ownership of Certain Holders” on page 99 of the 2024 Proxy (and available here).

Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the Merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://investor.enstargroup.com/.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Exhibit Description
2.1*	Agreement and Plan of Merger, dated as of July 29, 2024, by and among Enstar Group Limited, Deer Ltd., Deer Merger Sub, Ltd. Elk Bidco Limited, and Elk Merger Sub Limited.
10.1	Transition Agreement, dated as of July 29, 2024, by and among Ms. Gregory and the Company.
99.1	Press Release of the Company, dated July 29, 2024.
99.2	Investor Financial Supplement, dated July 29, 2024.
99.3	Press Release of the Company, dated July 29, 2024
104	The cover page of this Current Report on Form 8-K formatted as Inline XBRL.

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2024

ENSTAR GROUP LIMITED

By:	/s/ Audrey Taranto
Name:	Audrey Taranto
Title:	General Counsel and Corporate Secretary

[Signature Page to Form 8-K]